Exhibit 16.1

Amisano Hanson


March 23, 2004



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 19, 2004, which was filed by our former client, Security Biometrics, Inc. We agree with the statements made in response to that
Item insofar as they relate to our firm.



Amisano Hanson